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                                                                    Exhibit 12.1

                             HOMESIDE LENDING, INC.
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


The following table sets forth the ratio of earnings to fixed charges of HomeSide Lending, Inc. for the three months and six months ended March 31, 2001 and 2000. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.


                                                  For the three          For the three          For the six          For the six
                                                   months ended           months ended         months ended          months ended
                                                  March 31, 2001         March 31, 2000       March 31, 2001        March 31, 2000
                                                  --------------         --------------       --------------        --------------
Earnings before income taxes and cumulative
effect of a change in accounting principle         $(44,606)               $ 36,581               $(15,703)            $ 62,278
                                                   --------                --------               --------             --------
Interest expense                                     45,502                  40,593                 90,956               73,744
Interest portion of rental expense                      995                     842                  1,968                1,750
                                                   --------                --------               --------             --------
Fixed charges                                        46,497                  41,435                 92,924               75,494
                                                   --------                --------               --------             --------
Earnings before fixed charges                         1,891                  78,016                 77,221              137,772
                                                   --------                --------               --------             --------
Fixed Charges:
Interest expense                                     45,502                  40,593                 90,956               73,744
Interest portion of rental expense                      995                     842                  1,968                1,750
                                                   --------                --------               --------             --------
Fixed charges                                      $ 46,497                $ 41,435               $ 92,924             $ 75,494
                                                   --------                --------               --------             --------
Ratio of earnings to fixed charges                     0.04                    1.88                   0.83                 1.82
                                                   ========                ========               ========             ========